Flexsteel Industries, Inc. Reports Fiscal Third Quarter 2026 Results

Dubuque, Iowa – April 20, 2026 – Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today reported third quarter fiscal 2026 results.

Key Results for the Third Quarter Ended March 31, 2026

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Net sales for the quarter of $115.1 million compared to $114.0 million in the prior year quarter, an increase of 1.0%.
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GAAP operating income of $8.2 million or 7.1% of net sales compared to an operating loss of ($5.1) million or (4.4%) of net sales in the prior year quarter.
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Adjusted operating income of $8.2 million or 7.1% of net sales for the third quarter compared to $8.3 million or 7.3% of net sales in the prior year quarter.
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GAAP net income per diluted share of $1.14 for the current quarter compared to net loss of ($0.71) in the prior year quarter.
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Adjusted net income per diluted share of $1.14 for the quarter compared to $1.13 in the prior year quarter.

GAAP to non-GAAP reconciliations follow the financial statements in this press release

Management Commentary

“I’m encouraged by how our team continues to execute in a challenging and dynamic operating environment,” said Derek Schmidt, CEO of Flexsteel Industries, Inc. “During the third quarter, we delivered relatively stable year-over-year sales performance and maintained a healthy operating margin of approximately 7 percent. While demand softened as the quarter progressed, particularly following the onset of the conflict in the Middle East, our results reflect the operating discipline we’ve built into the business and our ability to respond with agility as conditions evolve. Importantly, our core growth drivers, including new product introductions, strategic account relationships, and our health and wellness category, continued to perform well, albeit at more moderate growth levels than in prior quarters.”

Mr. Schmidt continued, “Order trends were choppy throughout the quarter, with early-quarter performance impacted by severe weather and a more pronounced slowdown emerging more recently as macroeconomic uncertainty increased with current developments in Iran. Retail partners are taking a more cautious approach to inventory, and consumer demand remains inconsistent as confidence has been affected by inflation concerns, rising energy costs, and stock market volatility. At the same time, we are beginning to see cost pressures increase across our supply chain, driven largely by higher fuel and petrochemical-related input costs stemming from the Middle East conflict. While we continue to evaluate pricing and other actions to mitigate these pressures, the current environment requires a thoughtful and measured approach given the price sensitivity of the consumer.”

Mr. Schmidt concluded, “Looking ahead, we expect near-term demand and profitability to remain under pressure, with fourth quarter sales likely flat to prior year levels and operating margins similar to third quarter performance. The duration and severity of these pressures will depend largely on macroeconomic conditions and geopolitical developments. Despite this uncertainty, our strategy and focus remain unchanged. We will continue to operate with agility, maintain disciplined cost control, and invest in the capabilities that support long-term growth, including consumer insights, innovation, product development, marketing, and customer experience. With a strong balance sheet and a resilient operating model, we believe Flexsteel is well positioned to navigate this period while continuing to strengthen our competitive position and drive long-term shareholder value."

Operating Results for the Third Quarter Ended March 31, 2026

Net sales were $115.1 million for the third quarter compared to net sales of $114.0 million in the prior year quarter, an increase of $1.1 million, or 1.0%. The increase was driven by higher pricing from tariff surcharges, offset by lower unit volume.

Gross margin for the quarter ended March 31, 2026, was 22.6%, compared to 22.2% for the prior-year quarter, an increase of 40 basis points (“bps”). The 40-bps increase was primarily driven by favorable sales composition of higher margin products.

Selling, general and administrative (SG&A) expenses were 15.5% of net sales in the third quarter of fiscal 2026 compared with 15.0% of net sales in the prior year quarter. The 50-bps increase was primarily due to investments in growth initiatives.

Operating income for the quarter ended March 31, 2026, was $8.2 million compared to loss of ($5.1) million in the prior-year quarter. Adjusted operating income for the quarter ended March 31, 2026, was $8.2 million compared to $8.3 million in the prior year quarter, a decrease of 1%.

The Company reported income tax expense of $2.1 million, or an effective rate of 24.9%, during the third quarter compared to tax benefit of ($1.2) million, or an effective rate of 24.5%, in the prior year quarter.

The Company reported net income of $6.4 million, or $1.14 per diluted share, for the quarter ended March 31, 2026, compared to net loss of ($3.7) million, or $(0.71) per diluted share, in the prior year quarter. Adjusted net income for the quarter ended March 31, 2026, was $6.4 million or $1.14 per diluted share compared to adjusted net income of $6.3 million or $1.13 per diluted share in the prior year quarter.

Liquidity

The Company ended the quarter with a cash balance of $57.3 million and working capital (current assets less current liabilities) of $142.2 million, and availability of approximately $54.1 million under its secured line of credit.

Capital expenditures for the nine months ended March 31, 2026, were $3.5 million.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held on Tuesday, April 21, 2026, at 8:00 a.m. Central Time to discuss the results and answer questions.

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Live conference call: 833-816-1123 (domestic) or 412-317-0710 (international)
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Conference call replay available through April 28, 2026: 855-669-9658 (domestic) or

412-317-0088 (international)

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Replay access code: 6008790
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Live and archived webcast: https://ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10207340/103849873e8 and enter their contact information. Registered participants will receive their dial-in number upon registration.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest residential furniture manufacturers, importers, and marketers in the U.S., known for crafting comfortable, durable seating and timeless designs for rooms throughout the home. For more than 130 years, Flexsteel has built furniture with care, highlighted by its patented Blue Steel Spring technology that delivers lasting comfort and support. Today, Flexsteel products are available nationwide through retail partners and online channels, helping people create inviting, livable spaces they can enjoy for years to come.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause the Company’s results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, changes in foreign currency values, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, disruptions or security breaches to business information systems, the impact of any future pandemic, and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	March 31,	June 30,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$57,283	$40,006
Trade receivables, net	41,455	35,229
Inventories	80,569	89,135
Other	21,158	8,002
Total current assets	200,465	172,372

NONCURRENT ASSETS:
Property, plant and equipment, net	36,501	36,212
Operating lease right-of-use assets	37,264	41,545
Other assets	15,941	32,357

TOTAL ASSETS	$290,171	$282,486

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$23,894	$25,617
Accrued liabilities	34,332	36,397
Total current liabilities	58,226	62,014

LONG-TERM LIABILITIES
Other liabilities	46,642	52,610
Total liabilities	104,868	114,624

SHAREHOLDERS' EQUITY	185,303	167,862

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$290,171	$282,486

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Net sales	$115,125	$113,972	$343,813	$326,462
Cost of goods sold	89,080	88,636	264,998	255,954
Gross profit	26,045	25,336	78,815	70,508
Selling, general and administrative expenses	17,823	17,070	52,609	49,532
Right-of-use asset impairment	—	14,079	—	14,079
(Gain) on sale of real estate	—	(753)	—	(753)
(Gain) on disposal of assets held for sale	—	—	—	(4,991)
Operating income (loss)	8,222	(5,060)	26,206	12,641
Other income (expense):
Interest income	361	102	1,105	133
Interest (expense)	—	—	—	(70)
Income (loss) before income taxes	8,583	(4,958)	27,311	12,704
Income tax provision (benefit)	2,138	(1,216)	6,895	3,252
Net income (loss) and comprehensive income	$6,445	$(3,742)	$20,416	$9,452
Weighted average number of common shares outstanding:
Basic	5,349	5,271	5,333	5,240
Diluted	5,664	5,271	5,632	5,572
Earnings (loss) per share of common stock:
Basic	$1.20	$(0.71)	$3.83	$1.80
Diluted	$1.14	$(0.71)	$3.63	$1.70

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended
	March 31,
	2026	2025
OPERATING ACTIVITIES:
Net income	$20,416	$9,452
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,753	2,777
Deferred income taxes	3,349	(3,463)
Stock-based compensation expense	3,405	2,963
Provision for credit losses	308	12
Right-of-use asset impairment	—	14,079
Loss (gain) on disposition of property, plant and equipment	99	(5,762)
Changes in operating assets and liabilities	(3,135)	1,295
Net cash provided by operating activities	27,195	21,353
INVESTING ACTIVITIES:
Proceeds from sale of investments	—	1,155
Proceeds from sales of property, plant and equipment	15	7,538
Capital expenditures	(3,539)	(2,690)
Net cash (used in) provided by investing activities	(3,524)	6,003
FINANCING ACTIVITIES:
Dividends paid	(3,294)	(2,655)
Treasury stock purchases	(1,130)	—
Proceeds from line of credit	—	202,344
Payments on line of credit	—	(207,262)
Proceeds from issuance of common stock	70	141
Shares withheld for tax payments on vested shares and options exercised	(2,040)	(2,051)
Net cash (used in) financing activities	(6,394)	(9,483)
Increase in cash and cash equivalents	17,277	17,873
Cash and cash equivalents at beginning of the period	40,006	4,761
Cash and cash equivalents at end of the period	$57,283	$22,634

NON-GAAP DISCLOSURE (UNAUDITED)

The Company is providing information regarding adjusted operating income, adjusted net income, and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to operating income, net income, or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted operating income, adjusted net income, and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provides investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP operating income to adjusted operating income:

The following table sets forth the reconciliation of the Company’s reported GAAP operating income to the calculation of adjusted operating income for the three and nine months ended March 31, 2026 and 2025:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands)	2026	2025	2026	2025
Reported GAAP operating income	$8,222	$(5,060)	$26,206	$12,641
Right-of-use asset impairment	—	14,079	—	14,079
(Gain) on sale of real estate	—	(753)	—	(753)
(Gain) on disposal of assets held for sale	—	—	—	(4,991)
Adjusted operating income	$8,222	8,266	$26,206	$20,976

GAAP operating margin	7.1%	-4.4%	7.6%	3.9%
Adjusted operating margin	7.1%	7.3%	7.6%	6.4%

Reconciliation of GAAP net income to adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted net income for the three and nine months ended March 31, 2026 and 2025:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands)	2026	2025	2026	2025
Reported GAAP net income	$6,445	$(3,742)	$20,416	$9,452
Right-of-use asset impairment	—	14,079	—	14,079
(Gain) on sale of real estate	—	(753)	—	(753)
(Gain) on disposal of assets held for sale	—	—	—	(4,991)
Tax impact of the above adjustments(1)	—	(3,278)	—	(2,050)
Adjusted net income	$6,445	$6,306	$20,416	$15,737

(1) Effective tax rate of 24.6% was used to calculate the three and nine months ended March 31, 2025.

Reconciliation of GAAP diluted earnings per share of common stock to adjusted diluted earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share to the calculation of adjusted diluted earnings per share for the three and nine months ended March 31, 2026 and 2025:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Reported GAAP diluted earnings per share	$1.14	$(0.71)	$3.63	$1.70
Right-of-use asset impairment	—	2.52	—	2.53
(Gain) on sale of real estate	—	(0.13)	—	(0.14)
(Gain) on disposal of assets held for sale	—	—	—	(0.90)
Tax impact of the above adjustments(1)	—	(0.59)	—	(0.37)
Adjusted diluted earnings per share	$1.14	$1.13	$3.63	$2.82

Note: The table above may not foot due to rounding.

(1) Effective tax rate of 24.6% was used to calculate the three and nine months ended March 31, 2025.

(2) Reconciling items between GAAP diluted (loss) per share and adjusted diluted earnings per share for the three months ended March 31, 2025 are adjusted using a diluted weighted average number of common shares outstanding of 5,596 which incorporates the dilutive effect of potential common shares that would not be anti-dilutive based on adjusted net income for the same period. As a result, the table may not foot.

INVESTOR CONTACT:

Michael Ressler, Flexsteel Industries, Inc.
563-585-8116
investors@flexsteel.com